MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Current Report on Form 8K of RM Health International Inc, of our report dated May 1, 2008, on our audit of the financial statements of Blue Earth Solutions, Inc., a Delaware corporation, as of March 31, 2008, and the related statements of operations, stockholders’ equity and cash flows from inception February 5, 2008, through March 31, 2008 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
May 19, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501